Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS THERAPEUTICS SUSPENDS AT-THE-MARKET OFFERING OF COMPANY SECURITIES
Company  Provides Update for Androxal® Program

THE WOODLANDS, Texas – August 3, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced it has suspended its at-the-market offering of Company securities.  On February 18, 2010 the Company announced it had retained Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) to execute the program as sales agent.  At the time, due to SEC based regulatory limitations, Repros estimated that it would be limited to selling no more than approximately $7.8 million worth of its shares, due to the Company’s estimate of its public float on that date.  As of this release date, the Company has raised approximately $6.8 million.  Due to regulatory limitations Repros is suspending the offering.  Currently the Company has 35,720,232 shares outstanding.

Ms. Nola Masterson, Chairperson of the Repros Board of Directors, commented, “Ladenburg’s successful execution of our at-the-market program has raised sufficient funds to allow us to commence our Proellex® study and initiate the Androxal® Type II diabetes study program.  We appreciate the Ladenburg relationship and we look forward to working with them to better capitalize the Company over the next several months.”

Androxal Update

Type II Diabetes

The Company is currently in the process of selecting clinical sites for its Type II diabetes study for Androxal and bidding CRO services to support the study.  The 120-150 subject trial will be conducted at up to 15 sites in the US.  Production of clinical supplies has been contracted to PhamaForm in Austin, Texas.  The Company previously received buy-in to the protocol from the FDA and will submit the investigator brochure and protocol to an institutional review board within the next few weeks.  The Company hopes to commence dosing in the third or fourth quarter of 2010.

In a retrospective analysis of data from a 200 patient study comparing Abbott’s Androgel® and placebo to 12.5 and 25 mg Androxal, only the Androxal doses significantly reduced fasting plasma glucose levels in men with elevated fasting morning glucose (≥ 125 mg/dl).  Neither placebo nor Androgel reduced fasting glucose levels.

Preservation of Fertility during Treatment for Secondary Hypogonadism

On January 25, 2010 the Company held a teleconference with the FDA to discuss an indication statement for Androxal in the treatment of men with secondary hypogonadism wishing to preserve their fertility while receiving treatment for their low testosterone condition.  During the meeting the FDA requested the Company to provide certain materials including literature references suggesting the negative impact of exogenous testosterone on sperm counts and a refined indication statement for Androxal.  The FDA noted they would respond to the materials provided by the Company in a timely fashion.  The Company provided the requested materials on February 7, 2010.  Repros awaits a response from the FDA’s Division of Urologic and Reproductive Products.  The Company hopes that a positive response from the FDA will allow Repros to move Androxal into Phase III studies.

In previous studies comparing Androxal to Androgel and Testim®, only Androxal improved testosterone levels without exhibiting a negative impact on luteinizing hormone (LH) and follicle stimulating hormone (FSH).  LH and FSH are important pituitary hormones that regulate testicular function.  Suppression of FSH results in infertility.  In a small pilot study, Testim produced an infertile state in the majority of men exposed to the drug.  In a previous study Androgel suppressed FSH equivalent to Testim and would therefore be expected to yield the same infertility outcome.  On the other hand, Androxal improved both testosterone levels and sperm counts in a statistically significant manner via enhancement of both LH and FSH respectively.  All men on Androxal exhibited normal sperm counts.  In a previous six month study comparing 12.5 and 25 mg Androxal to Androgel and placebo both Androxal doses and Androgel yielded testosterone levels that were significantly better than placebo.  The 25 mg dose of Androxal was also statistically better than Androgel used per manufacturer’s instructions.

Based on the Company’s current planned clinical studies for Androxal and Proellex, the Company will need to raise additional capital no later than some time during the first quarter of 2011.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com